Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 9, 2021 relating to the consolidated financial statements of Gamida Cell Ltd. and subsidiaries (the “Company”) appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2020.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 9, 2021	A Member of Ernst & Young Global